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Exhibit 5.1

DRINKER BIDDLE & REATH LLP
ONE LOGAN SQUARE
18th and CHERRY STREETS
PHILADELPHIA, PA 19103-6996
TELEPHONE: (215) 988-2700
FAX: (215) 988-2757

September 30, 2003

Sun Bancorp, Inc.
155 North 15th Street
Lewisburg, PA 17837

Re: Sun Bancorp, Inc.—Registration Statement on Form S-4

Ladies & Gentlemen:

        We are acting as special counsel to Sun Bancorp, Inc., a Pennsylvania business corporation having its principal office in Lewisburg, Pennsylvania ("Sun"), in connection with the Registration Statement on Form S-4 (Registration No. 333-107944), as amended, filed by Sun with the Securities and Exchange Commission (the "Registration Statement") with respect to up to 862,727 common shares of Sun, no par value ("Sun Common Stock"), proposed to be issued in connection with the merger (the "merger") of Sentry Trust Company, a Pennsylvania chartered trust company, having its principal office in Chambersburg, Pennsylvania ("Sentry"), with and into a wholly-owned subsidiary of Sun, as described in the proxy statement prospectus that is a part of the Registration Statement.

        In connection with this opinion, we have reviewed the Agreement and Plan of Reorganization, dated as of April 23, 2003, by and among Sun, Sun Interim Trust Company, Sentry and Patriot Federal Credit Union, as amended as of July 31, 2003 (the "Agreement"), Sun's articles of incorporation and bylaws, each as amended, and the Registration Statement and the exhibits thereto, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, certificates of public officials and of officers of Sun, and other instruments, and such matters of law and fact as we have deemed necessary to render the opinion contained herein. In all cases, we have assumed the genuineness of all signatures on original and certified documents and the conformity with original and certified documents of all copies submitted to us as conformed, photostatic or other copies. We have further assumed that the documents set forth in the first sentence of this paragraph have been duly authorized, executed and delivered by and are the legal, valid and binding obligations of all parties thereto other than Sun.

        As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of Sun, upon statements made to us in discussions with Sun's management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

        We express no opinion concerning the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, and we express no opinion on the "blue sky" or securities law of any jurisdiction.

        Based upon and subject to the foregoing, we are of the opinion that the shares of Sun Common Stock being registered under the Registration Statement, when issued pursuant to the Agreement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "LEGAL MATTERS" in the proxy statement prospectus contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very Truly Yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP

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  Exhibit 5.1